EXHIBIT 99.1

News Release:	July 29, 2010
Contact:	Connie Waks
206.340.2305 • cwaks@fhlbsea.com

Federal Home Loan Bank of Seattle Announces
Second Quarter 2010 Preliminary Operating Highlights
Seattle - Today, the Federal Home Loan Bank of Seattle (Seattle Bank) announced second quarter 2010 preliminary operating highlights, reporting net income of $8.2 million and $14.3 million for the three and six months ended June 30, 2010, compared to net losses of $34.3 million and $50.5 million for the same periods in 2009. The Seattle Bank attributes the increase in its second quarter and year-to-date 2010 net income primarily to gains on its derivatives and hedging activities and to lower additional credit-related charges recorded on private-label mortgage-backed securities (MBS) classified as other than temporarily impaired (OTTI).
Net interest income after provision for credit losses on mortgage loans held for portfolio increased slightly, to $48.3 million for the three months ended June 30, 2010, from $47.8 million for the same period in 2009, but declined to $90.2 million for the six months ended June 30, 2010, from $122.2 million for the same period in 2009. Net interest income for the three and six months ending June 30, 2010, was favorably impacted by significantly improved debt funding costs but continued to be negatively impacted by lower advance volumes, a declining balance in mortgage loans held for portfolio, and low returns on short-term and variable interest-rate investments due to the prevailing low-interest-rate environment.
The Seattle Bank reported gains on derivatives and hedging activities of $23.1 million and $27.1 million for the three and six months ended June 30, 2010, compared to losses of $8.0 million and $11.0 million for the same periods in 2009. The gains included an $11.6 million positive effect from a change in estimate for derivative instrument valuations and contributed to an increase in total other non-interest income, to $21.9 million and $22.7 million for the three and six months ended June 30, 2010, compared to losses of $7.9 million and $14.8 million for the same periods in 2009.
The Seattle Bank recorded $46.8 million and $66.4 million of additional credit losses on its private-label MBS for the three and six months ended June 30, 2010, compared to losses of $61.8 million and $133.4 million for the same periods in 2009. The additional losses were due to revised assumptions regarding adverse economic trends affecting the mortgages underlying these securities. Non-credit OTTI charges, which are recorded in accumulated other comprehensive loss (AOCL) on the bank's statement of condition, totaled $41.2 million and $78.8 million for the three and six months ended June 30, 2010, compared to $198.2 million and $1.0 billion for the same periods in 2009. The bank's AOCL does not reflect expected losses, and barring a substantial increase in additional other than temporary impairments, it is expected to decline over the remaining life of the affected securities.

Other Financial Highlights
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Total assets declined to $48.1 billion as of June 30, 2010, from $51.1 billion as of December 31, 2009, primarily as a result of the declines in advances outstanding and in the bank's mortgage loan portfolio, which were somewhat offset by an increase in the bank's investment portfolio.
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Advances outstanding declined to $18.5 billion as of June 30, 2010, from $22.3 billion as of December 31, 2009, primarily due to advance prepayments, repayment of maturing advances, and generally lower advance demand across the Seattle Bank's membership.
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As of June 30, 2010, the Seattle Bank evaluated and reduced its allowance for credit losses on receivables (established in 2008 as a result of the bankruptcy of Lehman Brothers Holdings, Inc. and subsequent termination of its derivatives contracts with Lehman Brothers Special Financing) by $3.9 million.
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As of June 30, 2010, the Seattle Bank held $1.1 billion of total capital, compared to $993.7 million as of December 31, 2009. The increase in total capital was primarily due to improvement in the bank's AOCL, which declined to $823.2 million at the end of the second quarter from $908.8 million at yearend.
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The Seattle Bank's retained earnings increased to $67.2 million as of June 30, 2010, from $52.9 million as of December 31, 2009.
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As of June 30, 2010, the Seattle Bank had a total capital-to-assets ratio of 5.96 percent and a leverage ratio of 8.77 percent, compared to 5.58 percent and 8.21 percent as of December 31, 2009.
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The Seattle Bank held $2.9 billion of regulatory capital as of June 30, 2010, compared to $2.8 billion as of December 31, 2009. As of June 30, 2010, the Seattle Bank held a risk-based capital surplus of $681.7 million.

The Seattle Bank has complied with all of its regulatory capital requirements since September 30, 2009, but remains classified as “undercapitalized” by the Federal Housing Finance Agency (Finance Agency) and currently may not, among other things, redeem or repurchase capital stock. The Seattle Bank submitted a capital restoration plan to the Finance Agency in December 2009, and on April 19, 2010, the Finance Agency requested that the Seattle Bank provide a supplement to the capital restoration plan. The supplement will be in the form of a business plan defining steps the bank expects to take to resume redemptions and repurchases of member capital stock. The bank expects to submit the supplemental information on or before August 16, 2010.

Unaudited Selected Financial Data ($ thousands)

Selected Statement of Condition Data:	As of June 30, 2010	As of December 31, 2009
Investments (1)	$25,719,138	$23,816,776
Advances	18,466,904	22,257,026
Mortgage loans held for portfolio, net	3,760,337	4,106,195
Total assets	48,103,602	51,094,483
Consolidated obligations, net	45,292,587	48,263,871
Total capital stock	1,844,604	1,849,667
Retained earnings	67,165	52,897
Total accumulated other comprehensive loss	(823,165)	(908,816)
Total capital (2)	1,088,604	993,748

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
Selected Statement of Income Data:	2010	2009	2010	2009
Net interest income after provision for credit losses on mortgage loans held for portfolio (3)	$48,307	$47,822	$90,245	$122,186
Net other-than-temporary impairment credit losses	(46,806)	(61,751)	(66,446)	(133,419)
Other non-interest income (loss)	21,927	(7,890)	22,703	(14,772)
Total other expense	12,266	12,483	27,082	24,489
Total assessments	2,961	—	5,152	33
Net income (loss)	8,201	(34,302)	14,268	(50,527)

(1) Investments consist of interest-bearing deposits, securities purchased under agreements to resell, federal funds sold, available-for-sale securities, and held-to-maturity securities.
(2) Total capital excludes capital stock classified as mandatorily redeemable capital stock, which totaled $953.1 million and $946.5 million as of June 30, 2010, and December 31, 2009. Mandatorily redeemable capital stock is included in regulatory capital.
(3) Includes $1.6 million and $1.2 million for the three and six months ended June 30, 2010, compared to $257,000 for both periods in 2009 in provision for credit losses on mortgage loans held for portfolio.

The Seattle Bank expects to file its Second Quarter 2010 Form 10-Q with the Securities and Exchange Commission (SEC) on or around August 12, 2010.

About the Seattle Bank
The Federal Home Loan Bank of Seattle is a financial cooperative that provides liquidity, funding, and services to enhance the success of its members and support the availability of affordable homes and economic development in the communities they serve. Our funding and financial services enable approximately 370 member institutions to provide their customers with greater access to mortgages, commercial lending, and affordable housing. The Seattle Bank commits 10 percent of its annual profits to help fund affordable housing and homeownership.
The Seattle Bank serves eight states, American Samoa, Guam, and the Northern Mariana Islands. Our members include commercial banks, credit unions, thrifts, industrial loan corporations, and insurance companies.
The Seattle Bank is one of 12 Federal Home Loan Banks in the United States. Together, the Federal Home Loan Banks represent one of the country's largest private sources of liquidity and funding for community financial institutions, as well as funding for affordable housing.

This press release contains forward-looking statements. Forward-looking statements are subject to known and unknown risks and uncertainties. Actual financial performance and condition, as well as other actions, including among others, actions relating to the capital restoration plan and the Seattle Bank's ability to redeem or repurchase members' capital stock, may differ materially from that expected or implied in forward-looking statements, because of many factors. Such factors may include, but are not limited to, changes in general economic and market conditions (including effects on, among other things, mortgage-related securities), the Seattle Bank's ability to meet adequate capital levels, regulatory and legislative actions and approvals (including those of the Finance Agency), accounting adjustments or requirements (including changes in assumptions and estimates used in our financial models), business and capital plan adjustments and amendments, demand for advances, changes in the bank's management and Board of Directors, competitive pressure from other Federal Home Loan Banks and alternative funding sources, interest-rate volatility, shifts in demand for our products and consolidated obligations, changes in projected business volumes, our ability to appropriately manage our cost of funds, the cost-effectiveness of our funding, changes in our membership profile or the withdrawal of one or more large members, and hedging and asset-liability management activities. Additional factors are discussed in the Seattle Bank's 2009 annual report on Form 10-K filed with the SEC and subsequent 10-Q filings. The Seattle Bank does not undertake to update any forward-looking statements made in this announcement.